UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ABX Air, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ABX AIR, INC.

145 Hunter Drive, Wilmington, Ohio 45177

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD MAY 9, 2007

Notice is hereby given that the 2007 annual meeting of the stockholders of ABX Air, Inc., a Delaware corporation (the “Company”), has been called and will be held on May 9, 2007, at 11:00 a.m., local time, at the Roberts Convention Centre, 188 Roberts Road, Wilmington, Ohio, for the following purposes:

1.	To elect three directors to the Board of Directors each for a term of three years.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2007.

3.	To consider and vote on two stockholder proposals.

4.	To attend to such other business as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

At the meeting, we will also report on the Company’s 2006 business results and other matters of interest to stockholders.

Only holders of record, as of the close of business on March 15, 2007, of shares of common stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ W. Joseph Payne
Wilmington, Ohio	W. JOSEPH PAYNE
April 9, 2007	Secretary

STOCKHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

PROXY STATEMENT

ABX AIR, INC.

145 Hunter Drive, Wilmington, Ohio 45177

ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 2007

Date of Mailing: On or about April 10, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of ABX Air, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held at the Roberts Convention Centre, 188 Roberts Road, Wilmington, Ohio, at 11:00 a.m., local time, on Wednesday, May 9, 2007, and at any adjournments thereof. Proxies may be solicited in person, by telephone or mail, and the costs thereof will be borne by the Company.

At the annual meeting, the holders of shares of common stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and qualified, (2) consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2007, (3) consider and vote on two stockholder proposals, and (4) transact such other business as may properly come before the meeting and any adjournments thereof.

VOTING AT THE MEETING

Voting Rights and Outstanding Shares

Only holders of record as of the close of business on March 15, 2007, of shares of common stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The common stock is the only class of voting securities of the Company currently outstanding. On March 15, 2007, there were 58,683,500 shares of common stock outstanding. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum.

Voting Procedures

Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy or voting instruction card to see which options are available to you and how to use them. The deadline for voting by telephone or over the Internet is 11:59 p.m. EDT, on May 8, 2007. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a signed proxy form from the institution that holds their shares.

Vote Required

Proposal 1: Election of Directors. The three nominees for director who receive the most votes of all the votes cast for directors will be elected. This means that if you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee when voting your proxy, your vote will not count for or against the nominee. If a listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating and Governance Committee; however, the Board of Directors at this time has no reason to anticipate that this will occur.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2007 fiscal year. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal.

Proposals 3 and 4: Stockholder Proposals. The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on the proposals, is required for adoption of either of the stockholder proposals. If you abstain from voting on a stockholder proposal, it will have the same effect as if you voted against the proposal.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. Unless a stockholder provides specific instructions to withhold votes from a nominee for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director. To the extent specific instructions are not given with respect to the Company’s Proposal 2, the shares represented by the proxy will be voted FOR the proposal. To the extent specific instructions are not given with respect to the stockholder proposals, the shares represented by the proxy will be voted AGAINST such proposals.

Shares Registered in the Name of a Broker

Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares.

Revocability

You may revoke your proxy in one of the following ways: by voting in person at the annual meeting, by giving written notice of revocation to the Secretary of the Company prior to the voting, or by giving a later dated proxy (including by means of a telephone or Internet vote) at any time before the voting.

Confidentiality

It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific stockholder on any matter submitted for a vote of stockholders be kept secret from the Company and its directors, officers and employees, except when (a) disclosure is required by applicable law or regulation, (b) a stockholder expressly requests such disclosure, or (c) in a contested proxy solicitation.

Proxy Solicitation

Proxies may be solicited by directors, executive officers and other employees of the Company in person or by telephone, telegraph or mail only for use at the annual meeting. The Company has retained Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist with the solicitation of proxies for a project management fee of $10,000, plus reimbursement for out-of-pocket expenses. The Company also plans to engage Georgeson to solicit proxies by telephone for a reasonable additional fee determined on a per-completed-call basis. All solicitation costs will be borne by the Company.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with the Company. The inspectors of election will also be independent of the Company. Subject to the above exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

If you share an address with another stockholder and we sent you a notice of an intent to send you a householded mailing, you may receive only one set of proxy materials (including our annual report to stockholders, 2006 Form 10-K, and proxy statement) unless you have provided contrary instructions. Each stockholder of record will continue to receive a separate proxy card. If you wish to receive a separate set of documents now or in the future, you may write or call to request a separate copy of these materials from:

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attn: Patricia A. Wallace

Executive Assistant

Telephone: (937) 382-5591, Ext. 62296

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request that, in the future, we deliver to you a single copy of these materials.

Principal Stockholders

To the Company’s knowledge, as of March 15, 2007, the following stockholders owned more than 5% of the outstanding common stock of the Company:

Common Stock Ownership of Certain Beneficial Owners

Name and Address	Number of Shares		Percentage of Common Stock Outstanding(4)
The Pabrai Investment Funds	5,064,110	(1)	8.6%
Red Mountain Capital Partners LLC	3,657,754	(2)	6.2%
Barclays Global Investors, NA	3,116,116	(3)	5.3%

(1)

Based on the Schedule 13G/A, filed February 14, 2007 with the Securities and Exchange Commission (“SEC”) by The Pabrai Investment Fund II, L.P., an Illinois limited partnership (“PIF2”), Pabrai Investment Fund 3, Ltd., a British Virgin Islands corporation (“PIF3”), The Pabrai Investment Fund IV, L.P., a Delaware limited partnership (“PIF4”), Dalal Street, LLC, a California limited liability company (“Dalal”), which is general partner of PIF2 and PIF4 and sole investment manager of PIF3, Dalal Street, Inc., an Illinois corporation, Harina Kapoor, and Mohnish Pabrai, sole shareholder and chief executive officer of Dalal and Dalal Street, Inc. and a shareholder and president of PIF3 (collectively, the “Reporting Persons”). According to this filing, by virtue of the relationships between and among (i) Dalal in its capacity as the general partner and investment manager of PIF2, PIF4 and PIF3, respectively, (ii) Mohnish Pabrai, in his capacity as sole shareholder and chief executive officer of Dalal and Dalal Street, Inc. and as president of PIF3 and (iii) the other Reporting Persons, each of the Reporting Persons may be deemed to be the beneficial owner of all or a portion of the common stock held by the other Reporting Persons. Because of the relationships described in the filing, the Reporting Persons may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Act, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the common stock held by members of the group. The Reporting Persons disclaim membership in a group and disclaim beneficial ownership of any of the common stock except as follows:

Reporting Person	Common Stock Beneficially Owned
The Pabrai Investment Fund II, L.P.	2,060,450
Pabrai Investment Fund 3, Ltd.	1,374,000
Pabrai Investment Fund IV, L.P.	1,479,404
Dalal Street, LLC	4,955,854
Dalal Street, Inc.	8,000
Harina Kapoor	100,256	*
Mohnish Pabrai	5,064,110	**

*	Includes (a) 91,655 shares held by Ms. Kapoor and her husband, Mr. Pabrai, as joint tenants with rights of survivorship, (b) 400 shares held by the Dakshana Foundation, a 501(c)(3) organization controlled by Ms. Kapoor and Mr. Pabrai, and (c) 1 share held by the IRA FBO Harina Kapoor.
**	Includes (a) 91,655 shares held by Mr. Pabrai and his wife, Ms. Harina Kapoor, as joint tenants with rights of survivorship, (b) 8,200 shares held by Ms. Kapoor, (c) 1 share held by the IRA FBO Harina Kapoor, and (d) 400 shares held by the Dakshana Foundation, a 501(c)(3) organization controlled by Ms. Kapoor and Mr. Pabrai.

Dalal Street, LLC and Mohnish Pabrai, in his capacity as chief executive officer of Dalal Street, LLC, have the shared power to vote or to direct the vote and the shared power to dispose or to direct the disposition of the stock set forth opposite the name of each of PIF2, PIF4 and PIF3 in the table above. Dalal Street, LLC and Mohnish Pabrai disclaim beneficial ownership of any such shares except to the extent of their pecuniary interest therein, if any. Mohnish Pabrai and Harina Kapoor share the power to vote or to direct the vote and the power to dispose or to direct the disposition of 92,055 shares set forth opposite their names in the table above. Harina Kapoor, in her capacity as account holder, and Mohnish Pabrai, in his capacity as husband and advisor, have the shared power to vote or to direct the vote and the shared power to dispose or to direct the disposition of the shares held by the IRA FBO Harina Kapoor. Mohnish Pabrai disclaims beneficial ownership of any such common stock held by the IRA FBO Harina Kapoor except to the extent of his pecuniary interest therein, if any. This stock ownership information was reported as of December 31, 2006.

(2)

Based on the Schedule 13G, filed January 23, 2007 with the SEC by (i) Barclays Global Investors, NA (“BGI”), (ii) Barclays Global Fund Advisors (“BGFA”), (iii) Barclays Global Investors LTD, (iv) Barclays Global Investors Japan Trust and Banking Company Limited, and (v) Barclays Global Investors Japan Limited. According to this filing, the common stock is being held by BGI and BGFA in trust accounts for the economic benefit of the beneficiaries of those accounts. BGI has the power to vote, direct the vote, dispose or direct the disposition of 2,242,809 shares of common stock and BGFA has the power to vote, direct the vote, dispose or direct the disposition of 873,307 shares. This stock ownership information was reported as of December 31, 2006.

(3)

Based on the Schedule 13D, filed November 20, 2006 with the SEC jointly by (i) Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”), (ii) Red Mountain Capital Partners II, L.P., a Delaware limited partnership (“RMCP II”), (iii) Red Mountain Capital Partners III, L.P., a Delaware limited partnership (“RMCP III”), (iv) RMCP GP LLC, a Delaware limited liability company (“RMCP GP”), (v) Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”), and (vi) Willem Mesdag, a natural person and citizen of the United States of America. According to this filing, the principal business of each of RMCP II and RMCP III is investment. Neither RMCP II nor RMCP III was formed for the specific purpose of investing in the securities of ABX Air. RMCP GP is the general partner of each of RMCP II and RMCP III and thus may be deemed to control each of RMCP II and RMCP III. The principal business of RMCP GP is investment. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. The principal business of RMCP LLC is investment. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. The principal business of RMCM is investment. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM (including Red Mountain). RMCP LLC, RMCP II, RMCP III and RMCP GP are sometimes collectively referred to herein as “Red Mountain.” Red Mountain, RMCM and Mr. Mesdag are sometimes collectively referred to herein as the “Reporting Persons.” The principal occupation of Mr. Mesdag is Managing Partner of Red Mountain. J. Christopher Teets (and his principal occupation) is Partner of Red Mountain. Mr. Teets does not control any Reporting Person. Information regarding Mr. Teets was included in the filing only for purposes of complying with General Instruction C to Schedule 13D. RMCP II beneficially owns, in the aggregate, 1,192,170 shares of common stock. RMCP II has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 1,192,170 shares of common stock. RMCP III beneficially owns, in the aggregate, 2,465,584 shares of common stock. RMCP III has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 2,465,584 shares. The common stock beneficially owned by RMCP II and RMCP III, when aggregated together, total 3,657,754 shares. Because each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMCP II and RMCP III, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the common stock beneficially owned by RMCP II and RMCP III. Other than shares of common stock beneficially owned by RMCP II or RMCP III, none of the reporting persons or Mr. Teets may be deemed to beneficially own any shares of common stock. Each of RMCP LLC, RMCP II, RMCP III and RMCP GP affirms membership in a group with each other but disclaims membership in a group with RMCM or Mr. Mesdag. Each of RMCM and Mr. Mesdag disclaims membership in a group with any person. This stock ownership information was reported as of November 10, 2006.

(4)	Based on 58,683,500 shares outstanding (which includes 413,100 shares of restricted stock).

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for no fewer than three and no more than nine directors, as determined from time to time by the Board. The Company’s Board currently consists of seven members, divided into three classes as follows:

Class I (three positions with terms expiring in 2007):

James E. Bushman

Randy D. Rademacher

Frederick R. Reed

Class II (two positions with terms expiring in 2008):

James H. Carey

John D. Geary

Class III (two positions with terms expiring in 2009):

Jeffrey J. Vorholt

Joseph C. Hete

At the annual meeting, three persons will be elected to fill the Class I positions, to hold office until the annual meeting of stockholders in 2010 and until their respective successors have been elected and qualified as provided under the Company’s Amended and Restated Bylaws (the “Bylaws”). Messrs. Bushman, Rademacher and Reed are presently directors of the Company and have been nominated to continue as directors.

Nominees for Director—Class I (Terms to Expire in 2010)

James E. Bushman, age 62, Chairman and Chief Executive Officer of Cast-Fab Technologies, Inc., and the Chairman and Chief Executive Officer of Security Systems Equipment Corporation. He has served as the Chairman and Chief Executive Officer of Cast-Fab Technologies, Inc., a privately held manufacturer of castings and precision sheet and plate metal fabrications, since 2005, and previously served as the President and Chief Executive Officer from 1988 to 2005. He has also served as the Chairman and Chief Executive Officer of Security Systems Equipment Corporation, a privately held manufacturer of equipment for the banking and financial services industry, since 1999. Mr. Bushman is also a Director of The Midland Company, the Ohio National Fund, Inc. and The Dow Target Variable Fund, LLC. He was the President of Carlisle Crane & Excavation, Inc., and the Executive Vice President of Carlisle Enterprises, from 1983 to 1988. Prior to that, Mr. Bushman was a CPA for Arthur Andersen & Co., where he served as a partner from 1977 to 1983, and as a manager from 1972 to 1977. He has been a Director of the Company since May 2004 and is the Chairman of the Nominating and Governance Committee and is a member of the Audit Committee and Compensation Committee.

Randy D. Rademacher, age 50, Chief Financial Officer for The Armor Group. He has served as the Chief Financial Officer for The Armor Group, a privately owned manufacturer of industrial and commercial products, since July 2006. Mr. Rademacher was formerly the President of Dynus Corporation, a privately owned telecommunications company, from June 2005 to October 2005, and the President of Comair Holdings LLC, from 1999 to 2005. During his career at Comair Holdings LLC, Mr. Rademacher held a number of positions, including Senior Vice President and Chief Financial Officer from 1993 to 1999, Vice President of Finance from 1989 to 1993, Controller from 1986 to 1989, and Director of Corporate Finance from 1985 to 1986. Prior to that, Mr. Rademacher was a CPA for Arthur Andersen & Co. from 1979 to 1985. He has been a director of the Company since December 2006 and is a member of the Audit Committee and Compensation Committee.

Frederick R. Reed, age 58, Executive Vice President, General Counsel and Consultant, for Development Specialists, Inc. He has served as the Executive Vice President, General Counsel and Consultant for

Development Specialists, Inc., since June 2005 and previously served as its Vice President, Consultant, from September 2000 to June 2005. Mr. Reed, an attorney, was formerly the Executive Vice President, Finance and General Counsel for Wendy’s International, an owner and operator of quick service restaurants, from September 1996 to April 2000. During his career at Wendy’s International, he also served as the Chief Financial Officer and as a member of the Board of Directors. Prior to that, Mr. Reed was a partner with the law firm of Vorys, Sater, Seymour & Pease from January 1980 to September 1996 and worked as an associate there from June 1973 to December 1979. Mr. Reed has been a director of the Company since August 2006 and is a member of the Audit Committee and Nominating and Governance Committee.

Continuing Directors—Not Standing for Election This Year

Class II (Term to Expire in 2008)

James H. Carey, age 74, Executive Vice President (Retired) of the Chase Manhattan Bank. Mr. Carey served as Managing Director of Briarcliff Financial Associates, a private financial advisory firm, from 1991 to 2002. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey is a Director, the Chair of the Audit Committee, and a member of the Compensation Committee and Nominating Committee of The Midland Company, a provider of specialty insurance products. He was a director of Airborne, Inc. from 1978 to August 2003, and was a member of its Compensation Committee and Finance Committee. Mr. Carey has been the Chairman of the Board of the Company since May 6, 2004, and has been a Director since August 2003. He is also the Chairman of the Compensation Committee and is a member of the Audit Committee.

John D. Geary, age 80, President and Chief Executive Officer (Retired) of Midland Enterprises, Inc. Mr. Geary served as President and Chief Executive Officer, and as a Director, of Midland Enterprises, Inc., an inland marine transportation company, comprised of barge lines, shipyards and cargo loading terminals, from 1974 to 1988. He previously served for 20 years on the Board of Directors of Fifth Third Bank, in Cincinnati, Ohio. Mr. Geary has been a Director of the Company since January 2004, and is a member of the Audit Committee and the Compensation Committee.

Class III (Term to Expire in 2009)

Jeffrey J. Vorholt, age 54, is an independent consultant and private investor. He was most recently a full-time faculty member at Miami University (Ohio) and concurrently an Adjunct Professor of Accountancy at Xavier University (Ohio), from 2001 to 2006. Mr. Vorholt, a CPA and attorney, was the Chief Financial Officer of Structural Dynamics Research Corporation from 1994 until its acquisition by EDS in 2001. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer and Director for Cincinnati Bell Information Systems, which is now Convergys Corporation. Mr. Vorholt is currently a Director and Audit Committee Chairman for Softbrands, Inc., a global provider of enterprise-wide application software. Mr. Vorholt has been a Director of the Company since January 2004. He is the Chairman of the Audit Committee and is a member of the Nominating and Governance Committee.

Joseph C. Hete, age 53, President and Chief Executive Officer since August 2003. Mr. Hete was President and Chief Operating Officer from January 2000 to August 2003. From 1997 until January 2000, he held the position of Senior Vice President and Chief Operating Officer of the Company. Mr. Hete served as Senior Vice President, Administration, of the Company from 1991 to 1997, and Vice President, Administration, of the Company from 1986 to 1991. He joined the Company in 1980. Mr. Hete does not serve on any of the committees of the Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors held 23 meetings during 2006 and each director attended at least 87% of the meetings of the Board and 89% of the meetings of the committees on which he was a member. Directors are expected to attend board meetings, meetings of the committees on which they serve and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2006 annual meeting.

Independence

The Board has determined that each of the current directors, except Joseph C. Hete (by virtue of his employment as President and Chief Executive Officer of the Company), has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the independence standards of the SEC, NASDAQ and the Certificate of Incorporation, as currently in effect.

Director Compensation

The Company uses a combination of cash and long-term incentive compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee recommends to the Board of Directors for its approval the form and amount of compensation paid to the non-employee directors. The Committee reviews the compensation arrangements of the directors on annual basis, which review includes an evaluation prepared by Towers Perrin, a national compensation consulting firm. The evaluation considers the compensation arrangements for the directors of similar companies. Like the executive officers, the directors are also subject to minimum stock ownership requirements. The directors are required to own stock or restricted stock units equal to at least three times the annual retainer, exclusive of chair fees, within the later to occur of May 4, 2008 or the third anniversary of the date on which he was first elected to the Board.

Cash Compensation

During 2006, non-employee directors received an annual fee of $30,000, plus $1,500 for each board and committee meeting attended. In addition, the Chairman of the Board received an annual fee of $60,000, the Chairman of the Audit Committee received an annual fee of $15,000, and the respective Chairman of the Compensation Committee and Nominating and Governance Committee each received an annual fee of $4,000.

Long-Term Incentive Compensation

The long-term incentive compensation awards for the non-employee directors are comprised solely of restricted stock units. Since the approval of the ABX Air 2005 Long-Term Incentive Plan at the Annual Stockholders’ Meeting in 2005, the Board has granted restricted stock unit awards to the Company’s non-employee directors on an annual basis under the terms of the Plan. The size of the grants are determined by the Board and are based on the Company’s performance during the prior year and an evaluation of the compensation arrangements of other companies prepared by Towers Perrin, a national compensation consulting firm, retained by the Compensation Committee. In February 2006, the Board, upon the recommendation of the Compensation Committee, granted an award of 6,000 restricted stock units to each of the non-employee directors under the ABX Air, Inc. 2005 Long-Term Incentive Compensation Plan. The restricted stock units vested on September 30, 2006 and will be converted to an equal number of shares of Company stock and distributed to the non-employee directors when they leave the Board, but can be settled earlier or forfeited in certain cases under the terms of the award agreement. The value of restricted stock units that were granted to each of the directors is shown below in the “Director Compensation Table.”

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
James H. Carey	149,298	39,780	189,078
James E. Bushman	95,298	39,780	135,078
John D. Geary	89,798	39,780	129,578
Randy R. Rademacher	3,457	—	3,457
Frederick R. Reed	22,973	—	22,973
Jeffrey J. Vorholt	104,798	39,780	144,578

(1)

Joseph C. Hete, the Company’s President and Chief Executive Officer, is not included in this table since he is an employee of the Company and therefore receives no compensation for his services as a Director.

(2)

The restricted stock units are being reported in accordance with Statements of Financial Accounting Standard No. 123 Revised (“FAS 123(R)”). Assumptions used in the calculation of these amounts are included in Note K to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. Messrs. Rademacher and Reed did not receive these grants as they were elected to the Board after the date the grants were made.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each committee consists exclusively of non-employee directors.

Audit Committee

The Company has a separately designated standing Audit Committee. The Audit Committee is currently composed of Jeffrey J. Vorholt, Chair, James E. Bushman, James H. Carey, John D. Geary, Randy D. Rademacher and Frederick R. Reed. Jeffrey J. Vorholt has been the Chair of the Audit Committee since January 29, 2004. The Board has determined that Jeffrey J. Vorholt is an “audit committee financial expert” as defined in the rules under the Securities Exchange Act of 1934, as amended.

The Audit Committee is generally charged with the appointment, compensation, retention, evaluation, and oversight of the work of the independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly financial statements; reviewing the internal audit function; overseeing the integrity, adequacy and effectiveness of the Company’s internal accounting and financial controls; and approving and monitoring the Company’s compliance with its codes of conduct. Also, in the performance of its oversight function, the Audit Committee reviews the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Chair of the Audit Committee receives communications directed to non-management directors as described below under “Communications with the Board.” The Committee met nine times during 2006 and each member was present for at least 89% of the meetings.

The Audit Committee performs its work under the guidance of a written charter that was initially approved by the Audit Committee and the Board in August 2003 and was most recently amended in February 2005. The charter of the Audit Committee is available through our Internet website at http://www.abxair.com.

The Audit Committee has furnished the following report.

Audit Committee Report

This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2006 with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has also discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as currently in effect. The Audit Committee has also discussed with Deloitte & Touche LLP matters relating to its independence and has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as currently in effect.

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

Jeffrey J. Vorholt, Chair

James E. Bushman

James H. Carey

John D. Geary

Randy D. Rademacher

Frederick R. Reed

Compensation Committee

The Compensation Committee is currently composed of James H. Carey, Chair, James E. Bushman, John D. Geary and Randy D. Rademacher. The Compensation Committee is responsible for reviewing, evaluating and making recommendations to the full Board regarding the Company’s overall compensation policies and establishing performance-based incentives that support long-term strategic goals, organizational objectives and stockholder interests. The Committee is also responsible for determining the compensation of the Chief Executive Officer based upon the achievement of goals and objectives that are approved by the Committee, and considering and approving the compensation arrangements for the other executive officers. This includes base salaries, short-term and long-term incentive awards, equity-related awards, participation in any deferred compensation or retirement plans or arrangements, benefits and perquisites. The Committee also evaluates the performance target goals for the non-executive senior officers and employees. In addition, the Committee oversees the administration of the Company’s executive compensation plans, programs and arrangements, makes recommendations to the full Board with respect to succession planning for the Chief Executive Officer and other officers, and sets and reviews the compensation for the Board and committee members. The Committee met five times during 2006, and all of the members were present for every meeting.

The Compensation Committee performs its work under the guidance of a written charter that was initially approved by the Compensation Committee and the Board in August 2003. The charter was most recently amended in February 2007. The Committee’s charter is available through our Internet website at http://www.abxair.com.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of James E. Bushman, Chair, Frederick R. Reed and Jeffrey J. Vorholt. The Committee is generally charged with identifying individuals qualified to become members of the Board in accordance with the criteria approved by the Board; making recommendations to the full Board with respect to director nominees for each annual meeting of the stockholders; developing and recommending to the Board a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and management. The Committee met four times during 2006 and all of the members were present for every meeting.

The Nominating and Governance Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in March 2004 and was most recently amended in February 2005. The Committee’s Charter is available through our Internet website at http://www.abxair.com.

Consideration of Nominees for Director

Director Qualifications

The Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on the needs of the Company from time to time. The criteria that will be used in connection with evaluating and selecting new directors will include the criteria set forth in the Company’s Corporate Governance Guidelines and in the Certificate of Incorporation. The Corporate Governance Guidelines are available through our Internet website at http://www.abxair.com.

In addition to the criteria set forth in the Corporate Governance Guidelines, the Committee will consider whether the director candidate meets the definition of independence set forth under NASDAQ rules, applicable law and the Certificate of Incorporation, as well as the candidate’s skills, occupation, and experience in the context of the needs of the Board. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to the Company’s stockholders. Service on boards of other organizations must be consistent with the Company’s conflict of interest policies applicable to directors as set forth in the “Core Requirements” of the “Code of Conduct for Conducting Business.”

Evaluation of Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider, for nomination by the Board, properly submitted stockholder recommendations of potential nominees for membership on the Board. In evaluating such nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, except to the extent provided as follows: (1) such candidates must be able to meet with one or more members of the Committee and/or the Board upon request, and (2) the stockholder must provide: (a) all written materials that would be necessary for a stockholder to make a nomination pursuant to the Bylaws, which materials must be submitted no later than the time permitted for a stockholder to make a director nomination pursuant to the Bylaws; and (b) other information requested by the Company reasonably related to the recommended individual’s qualifications as a nominee.

Director Nominations by Stockholders

The Bylaws permit stockholders to nominate directors for consideration at an annual stockholders’ meeting without the prior recommendation of the Nominating and Governance Committee or the nomination of the

Board. Stockholder nominations to the Board of Directors for the Annual Stockholders’ Meeting for 2008 must be forwarded to the Chairman of the Nominating and Governance Committee c/o Secretary, ABX Air, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, so as to be received not less that 90 days nor more than 120 days prior to the anniversary of the annual stockholders’ meeting for 2007 (May 9, 2007); provided, however, that in the event the date of the annual stockholders’ meeting for 2008 is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nominations received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company.

Corporate Governance Guidelines

The Company adopted a set of Corporate Governance Guidelines in February 2005 to help the Board fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines address such topics as the composition of the Board, the selection of Board members, Board independence, the procedures relating to, and the conduct of, Board and committee meetings, the compensation of directors and the Chief Executive Officer, periodic self-evaluations of the Board and committees, and other practices. The Corporate Governance Guidelines are available through our Internet website at http://www.abxair.com.

Code of Ethics for the CEO and CFO

The Company has adopted a Code of Ethics that sets forth the policies and business practices that apply to the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is in compliance with SEC rules and addresses such topics as compliance with laws; full, fair, accurate and timely disclosure of financial results; professional, honest and ethical conduct; conflicts of interest; and reporting procedures and accountability. The Code of Ethics is available through our Internet website at http://www.abxair.com.

Code of Conduct for Conducting Business

The Company has adopted a Code of Conduct for Conducting Business that sets forth the policies and business practices that apply to all of the Company’s employees and directors. The Code of Conduct addresses such topics as compliance with laws; moral and ethical conduct; equal employment opportunity; promoting a work environment free from harassment or discrimination; and the protection of intellectual property and proprietary information. The Code of Conduct for Conducting Business is available through our Internet website at http://www.abxair.com.

Related Person Transactions

ABX does not have any related person transactions as defined by Regulation S-K Item 404(a). If any related person transactions arise, the Audit Committee will review and approve such transactions as it deems appropriate. This policy is set forth in the Audit Committee Charter.

Executive Sessions

The independent directors of the Company meet in executive session (with no management directors or management present) on a regular basis and upon the request of one or more independent directors. The sessions are scheduled and chaired by the Chairman of the Board, who is an independent director. The executive sessions include whatever topics the independent directors deem appropriate.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Company’s directors or with the non-management directors as a group may do so by writing to the Secretary of the Company at ABX Air, Inc., 145 Hunter Drive, Wilmington, Ohio 45177. All letters received by the Company and addressed to non-management members of the Board will be logged in by the Secretary of the Company and regularly forwarded to the Chair of the Audit Committee. The Chair of the Audit Committee will deliver a summary of such correspondence to the full Board if he deems it appropriate at its next regularly scheduled meeting. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation paid to its executive officers should assist the Company in attracting and retaining talented leaders and encouraging a high level of effective and ethical management in the best interests of the Company and its stockholders. To this end, the Compensation Committee strives to ensure that the Company’s executive compensation program is competitive with that of similarly situated companies and rewards the achievement of short and long-term goals that align the interests of its executives and stockholders in seeking to increase stockholder value.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2006, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Chief Executive Officer’s Role in the Compensation Decision Process

The Compensation Committee considers recommendations from the Chief Executive Officer with respect to executive officers’, including named executive officers’, base salaries and the portion of such individuals’ incentive compensation that is tied to the accomplishment of individual goals. In making his recommendations, the Chief Executive Officer utilizes the peer group analysis described below and completes an objective and subjective review of each executive’s responsibilities and performance over the prior year. The Chief Executive Officer plays no role in the compensation process with respect to his own compensation.

Establishing Compensation Levels

During the first quarter of each year, the Compensation Committee meets to establish the base salaries for each of the executive officers and to approve incentive awards for the previous year based upon previously established performance goals. All changes to base salaries are effective July 1 for the year in which they are set. Equity awards are granted to be effective after the Company issues its earnings release for the fourth quarter of the fiscal year. During its first quarter meeting, the Compensation Committee also establishes incentive goals for the current year based upon the Chief Executive Officer’s recommendations.

The Compensation Committee met in February 2006 to set compensation for 2006. During this meeting, the Chief Executive Officer presented his recommendations for each executive officer’s base salary and incentive compensation payments and awards, except his own. The Compensation Committee considered the Chief Executive Officer’s recommendations along with the peer group analysis and a detailed review of the prior year’s total compensation package when establishing 2006 compensation for the executive officers.

Competitive Benchmarking

In 2005, the Compensation Committee retained Towers Perrin, a national compensation consulting firm, to prepare a compensation analysis for use in establishing competitive compensation levels for the named executive officers. In 2006, the Compensation Committee confirmed with Towers Perrin that the compensation analysis provided to the Compensation Committee in 2005 remained current. The Compensation Committee utilized this 2005 analysis to evaluate the ongoing competitiveness of the Company’s executive compensation programs against current and emerging compensation practices in 2006.

The analysis provided by Towers Perrin includes data from two industry perspectives in an effort to reconcile the Company’s unique business model with typical pay practices and levels among similar organizations. This data consists of (i) a proxy analysis of the top five highest paid executives and top legal executive from 20 direct competitors and small regional airlines (“peer group analysis”), and (ii) compensation information for more than 900 companies covering approximately 40 industries, adjusted as necessary to reflect comparable revenues. The companies utilized in the peer group analysis are:

• Pacer International, Inc.	• American West Holdings Corp.
• EGL, Inc.	• ATA Holdings Corp.
• Kitty Hawk, Inc.	• ExpressJet Holding, Inc.
• World Airways, Inc.	• FLYI, Inc.
• C.H. Robinson Worldwide, Inc.	• Jet Blue Corp.
• Expeditors International	• MAIR Holdings, Inc.
• Hub Group, Inc.	• Mesa Air Group, Inc.
• UTI Worldwide, Inc.	• Midwest Air Group, Inc.
• Airtran Holdings, Inc.	• Pinnacle Airlines Corp.
• Alaska Air Group, Inc.	• SkyWest, Inc.

Based upon this analysis, compensation guidelines were established for each executive officer position, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market.

Components of Executive Compensation for 2006

The Company’s executive compensation and benefits package consists of direct compensation (base salary, short-term cash incentives and long-term equity-based incentives) and Company-sponsored retirement and benefit plans. The components of the named executive officers’ compensation packages are designed to contribute to a total package that is competitive, appropriately performance-based, and valued by the Company’s executive. The Compensation Committee strives to align the mix of executive officer compensation between cash and non-cash or short-term and long-term incentive compensation with both the peer group and 900 company group described above.

Base Salary

The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salary of the Chief Executive Officer and also the other named executive officers, although the latter are determined in consultation with the Chief Executive Officer. The Compensation Committee typically reviews the base salaries of the named executive officers sometime during February as part of the Company’s performance review process, as well as in the event of a promotion or other change in job responsibilities. This review primarily takes into account the Towers Perrin analysis described above; an internal review of the executive’s compensation, both on an individual basis and relative to other executives; and the individual performance of the executive, as evaluated by the Chief Executive Officer.

The base salaries paid to the named executive officers in 2006 are set forth in the “Salary” column of the “Summary Compensation Table” below.

Short-Term Incentive Compensation

During 2006, the named executive officers had the potential to earn incentive compensation under the ABX Air Executive Incentive Compensation Plan (the “Executive Incentive Plan”). Since DHL Express (USA), Inc. (“DHL”) is the Company’s largest customer, currently accounting for approximately 96% of the Company’s revenues, the Compensation Committee believes that, at this time, it is in the Company’s best interest to create a strong link between executive compensation and the Company’s performance under its commercial agreements with DHL. Accordingly, bonus opportunities under the Executive Incentive Plan are primarily based on the achievement of incremental markup revenue earned under the Company’s ACMI Service Agreement and Hub and Line-Haul Services Agreement with DHL. In 2006, the named executive officers were eligible to receive a bonus under the Executive Incentive Plan utilizing a non-discretionary formula ranging from zero to a specified percentage of the employee’s salary. When the Executive Incentive Plan was established, the Compensation Committee approved a bonus table for each executive officer. After it is determined what the percent of incremental markup revenue achieved was for the fiscal year (calculated as incremental markup revenue divided by expenses eligible for markup under the commercial agreements with DHL), the Compensation Committee simply refers to the table to determine the corresponding percentage of base salary that is to be awarded for achieving that level of incremental markup. The tables include a different percentage of salary for each .05% of incremental markup achieved. The minimum and maximum bonus potentials are as follows:

Executive Officer	.05% of Incremental Markup Achieved	1.8% of Incremental Markup Achieved
Chief Executive Officer	5% of base salary	130% of base salary
Senior Vice President	4% of base salary	100% of base salary
Vice President	4% of base salary	80% of base salary

After determining the bonus as described above, the Chief Executive Officer provides the Compensation Committee with his evaluation of each executive’s performance in relation to individual subjective goals specific to the executive. The individual goals are developed by the Chief Executive Officer and the individual, and subsequently approved by the Compensation Committee. Up to 25% of the incentive compensation that an executive would otherwise receive under the Executive Incentive Plan is tied to the accomplishment of individual subjective goals specific to the executive.

The annual incentive compensation paid to the named executive officers under the Executive Incentive Plan for 2006 is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation

The long-term incentive compensation awards for the named executive officers are comprised of restricted stock awards and performance-based stock unit awards. At the Annual Stockholders’ Meeting in 2005, the stockholders approved an omnibus long-term incentive plan entitled the ABX Air 2005 Long-Term Incentive Compensation Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company, to reward performance and to increase stockholder value by providing participants appropriate incentives and awards; to enable the Company to attract and retain the services of outstanding individuals; to encourage stock ownership in the Company; and to align the interests of management and directors with that of stockholders. The Plan authorizes a wide range of equity awards, including stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights and performance-based awards payable in shares or cash and other forms of equity compensation.

Since the approval of the Plan, the Compensation Committee has granted restricted stock awards and performance-based stock unit awards to the Company’s named executive officers and other executives and members of the senior management group on an annual basis under the terms of the Plan. The amount of the total long-term incentive grants to be received by each named executive officer is determined by multiplying the officer’s base salary by 100%, 75% and 50% for the Chief Executive Officer, Senior Vice Presidents and Vice Presidents, respectively. The restricted stock awards and performance-based stock unit awards are divided evenly, so that half of the long-term incentive compensation value is delivered in restricted stock and half is delivered in performance-based stock units. The number of shares of restricted stock and performance-based stock units to be received is determined by dividing the value derived above by the stock price on the date of grant.

Restricted Stock Awards

Under the restricted stock award agreements, shares of stock were issued in the names of the employees, but will be held in escrow until they fully vest. The vesting period is approximately thirty-four months from the date of grant, except for the initial grant in June 2005, which is for a period of approximately thirty months. The employees may exercise any voting rights associated with the restricted stock while in escrow and any dividends paid on the restricted stock will also be held in escrow and paid once they are fully vested. The restrictions will be removed and the stock distributed to the employees if they are actively employed at the end of the vesting period, but may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.

The number of shares of restricted stock that were granted to each of the named executive officers during fiscal year 2006, all of which will vest at the end of the restriction period, are set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards Table” below.

Performance-Based Stock Unit Awards

Under the performance-based stock unit award agreements, the performance units will be converted to an equal number of common stock of the Company and paid out or forfeited, depending upon whether and the extent to which certain performance criteria are met during the performance period. The performance period is ordinarily thirty-six months from the date of grant, except for the initial grant made in June 2005, which was for a period of thirty-three months. The agreements contain an equal number of stock performance units and return-on-equity units. The performance criteria for the stock performance units are based upon the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period. Each award agreement contains the following chart, setting forth when the awards are earned or forfeited:

If, on December 31, , the Company’s stock performance is . . .	You will receive the following number of shares of Company stock . . .
In at least the 25th percentile of the NASDAQ Transportation Index (“threshold Stock Performance Unit level”)	#
In the 25th through 50th percentile of the NASDAQ Transportation Index (“target Stock Performance Unit level”)	#
In the 50th or higher percentile of the NASDAQ Transportation Index (“maximum Stock Performance Unit Level”)	#

The return-on-equity units are based upon how the Company’s average return on equity during the performance period compares to the levels specified under the award agreements. Each award agreement contains the following chart, setting forth when the awards are earned or forfeited:

If, over the Performance Period the Company’s average return on equity is . . ..	You will receive the following number of shares of Company stock . . .
At least 15% but less than 20% (“threshold ROE Unit level”)	#
More than 20% but less than 25% (“target ROE Unit level”)	#
Equal to or greater than 25% (“maximum ROE Unit level”)	#

The performance-based stock units (both stock performance units and return-on-equity units) may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.

The number of performance-based stock units that were granted to each of the named executive officers, all of which may be converted to common stock at the end of the three-year performance period from January 1, 2006 to December 31, 2008, is shown in the “Grants of Plan-Based Awards Table” below.

Stock Ownership Guidelines

To better align the interests of the executive officers, including the named executive officers, with the interests of stockholders, the Committee requires that each executive officer maintain a minimum ownership interest in the Company. The amount of stock required to be owned and retained is based on the minimum number of shares totaling in value a multiple of the executive officer’s base salary, which multiple depends on the position held. The Chief Executive Officer is required to own and retain the minimum number of shares totaling in value at least three times his base salary. The Chief Financial Officer and Senior Vice Presidents are all required to own and retain the minimum number of shares totaling in value at least two times their respective base salaries. Vice Presidents are all required to own and retain the minimum number of shares totaling in value their respective base salaries. The named executive officers are required to be in compliance with the ownership guidelines within the later to occur of May 4, 2008 or the third anniversary of the date on which he was elected as an officer.

Company-Sponsored Retirement and Benefit Plans

Retirement Plans

The Company maintains several retirement plans for the executive officers, including the named executive officers, and other employees that are not covered by a collective bargaining agreement. These plans include (i) the ABX Air Retirement Income Plan (the “RIP”), which is a defined benefit pension plan, (ii) the ABX Air Profit Sharing Plan (the “PSP”), which is a defined contribution plan (except for the Company’s flight crewmembers, no contributions to this plan have been made since January 1, 2000), and (iii) the ABX Air Capital Accumulation Plan (the “CAP”), which is a defined contribution 401(k) plan. In addition, the named executive officers and all other executive officers are also eligible to participate in the Supplemental Executive Retirement Plan (the “SERP”) and non-executive management flight crewmembers are eligible to participate in the Non-Officer Benefit Protection Plan, both of which are non-qualified and unfunded plans that provide for benefits in excess of statutory limits.

The RIP is a floor offset pension plan that works in step with the PSP. Under the RIP, the named executive officers and all other eligible full and part-time non-union employees that have completed five continuous years of employment with the Company earn the right to receive benefits upon termination at the normal retirement age of 65 or upon early retirement, on or after age 55, with 10 or more years of service. Retirement benefits are calculated as the product of 2% times the final average annual eligible pay for the first 25 years of service and  1/2% times the final average annual eligible pay for each year after the first 25 years of service. The RIP was closed to new employees, hired on or after September 1, 2005, except for certain designated employees previously employed by DHL at their Northern Kentucky hub and employees that were rehired before January 1, 2006.

All eligible full and part-time non-union employees hired on and after September 1, 2005, and employees that were rehired on and after January 1, 2006, and who complete one year of service and work at least 1,000 hours during the year are enrolled in the ABX Air Capital Accumulation Plan (the “CAP”), which is a defined contribution plan. Under the CAP, employees that have completed three continuous years of employment with the Company and worked at least 1,000 hours each year earn the right to receive benefits upon termination. Contributions are calculated as the product of 5% of eligible annual pay for each year of service, and the contributions are deposited in the 401(k) plan. Since the named executive officers were all hired prior to September 1, 2005, none of them are eligible to receive the 5% annual contribution.

To the extent that an executive officer’s, including any named executive officer’s, annual retirement income benefit under the RIP exceeds the limitations imposed by the Internal Revenue Code (including, among others, the limitations on the amount of annual compensation for the purpose of calculating eligible remuneration for a participant under a qualified retirement plan ($220,000 in 2006)), such excess benefits may be paid from the SERP. Under the SERP, executive officers accrue benefits based on an age and service formula that uses a target benefit based on age at retirement and then a point value based on years of service and age at retirement to determine a benefit level at a particular retirement age. Points are credited for each year of service and year of age up to a maximum point total of 80. The executives accrue benefits under the SERP in accordance with the following schedules:

Age at Retirement	Target Benefit
62+	65%
61	56%
60	45%
59	38%
58	31%
57	24%
56	17%
55	10%
54 or younger	0%

Vesting “Points” “Points” = Age + Service	Vesting Percent
80+	100%
79	98%
78	96%
77	94%
76	92%
75	90%
74 or lower	Reduced by an additional 2% for each Point below
75

Assuming the attainment of the maximum point total, the RIP and PSP, in conjunction with Social Security, are designed to provide a retirement benefit equal to approximately 65% of an executive officer’s final average earnings at a normal retirement date of age 62. The final average earnings are defined as the average of the highest five consecutive calendar years of compensation during an executive officer’s last ten years of employment. Compensation considered in the formula includes salary and bonus paid in a calendar year. Benefits determined through the above formula are offset by Social Security and the gross benefit amounts calculated under the RIP and PSP.

The present value of accumulated benefits payable to each of the named executive officers under the RIP and SERP are set forth in the “Pension Benefits Table” below.

Benefit Plans

The core benefit package for the named executives officers and all other employees includes health, dental, vision, short and long-term disability, group term life insurance, AD&D, business travel accident insurance, a voluntary 401(k) salary deferral plan and certain post-retirement benefits. The named executive officers participate in the Company’s benefit plans on the same basis as all other Company employees, except to the extent described under the heading “Retirement Plans” and “Potential Payments upon Termination or Change in Control”.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with its executive officers, including the named executive officers. Information regarding applicable payments under such agreements for the named executive officers is set forth under “Potential Payments Upon Termination or Change in Control” below.

Financial Restatements

Certain bonuses and equity compensation received by the Chief Executive Officer and Chief Financial Officer must be forfeited as required by applicable law if the Company is required to prepare an accounting restatement due to material non-compliance by the Company, as a result of misconduct, with any financial reporting requirements under the securities laws.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its evaluation, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Compensation Committee believes that substantially all of the compensation earned in 2006 by the Company’s executive officers, including the named executive officers, will be deductible.

Accounting for Stock-Based Compensation

The Company began accounting for stock-based payments in accordance with the requirements of FAS 123(R), beginning with the initial grant of awards under the Company’s 2005 Long-Term Incentive Compensation Plan.

Compensation Committee Report

This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulations S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14a for its 2007 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each as filed with the Securities and Exchange Commission.

Respectfully submitted,

The Compensation Committee

James H. Carey, Chairman

James E. Bushman

John D. Geary

Randy D. Rademacher

Summary Compensation Table

The following table sets forth the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph C. Hete	2006	479,750	627,787	417,732	475,965	369,347	7,349	2,377,930
President & Chief Executive Officer

Quint O. Turner	2006	228,019	158,027	146,148	173,565	37,526	5,920	749,205
Chief Financial Officer

Robert J. Morgenfeld	2006	256,173	325,547	165,059	179,116	256,208	6,078	1,188,181
Senior Vice President Flight Operations

Dennis A. Manibusan	2006	238,942	252,940	151,153	181,596	294,664	5,982	1,125,277
Senior Vice President
Maintenance & Engineering

John A. Jessup	2006	169,981	217,412	87,494	95,189	269,469	47,781	887,326
Vice President Materials Management & Contracts

(1)

The amounts shown reflect the third and final installment under retention bonus agreements between the executive officers and the Company. Prior to the separation of the Company from Airborne, Inc. in August 2003, the Company entered into substitute retention agreements with the executives pursuant to which they were provided with a cash retention bonus at least equal to the cash amount (not including amounts payable in respect of stock options or gross-up or tax reimbursement payments in respect of Section 4999 of the Internal Revenue Code, except as set forth below) that such executives would have been eligible to receive under their change-in-control agreements with the Company if they had experienced a termination of employment without “cause,” as defined under such change-in-control agreements, at the time of the separation of the Company from Airborne, Inc. Each cash retention bonus was paid in annual equal installments on August 15th, over a period of three years beginning on August 15, 2004. Under the substitute retention agreement, each executive was also entitled to gross-up or tax reimbursement payments in respect of Section 4999 of the Internal Revenue Code excise taxes incurred by the executive for excess parachute payments made to such executive in connection with the separation. In consideration for all the benefits available under the substitute retention arrangements, each executive agreed to terminate his change-in-control agreement and to release Airborne, Inc. and all of Airborne’s affiliates of all liabilities and obligations under such change-in-control agreement. DHL was obligated to reimburse the Company for the cost of these retention arrangements.

(2)

The amounts shown reflect the grant of restricted stock and performance-based stock units under the ABX Air 2005 Long-Term Incentive Compensation Plan and are being reported in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note K to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007. The Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(3)

The amounts shown reflect the award of cash incentive compensation on February 23, 2007 under the ABX Air Executive Incentive Compensation Plan. The Plan is described in further detail above under the heading “Short-Term Incentive Compensation.”

(4)

The amounts shown reflect the respective actuarial increases in the present value of the named executive officers’ benefits under the Retirement Income Plan and Supplemental Executive Retirement Income Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

(5)

The amounts shown reflect the value of matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Capital Accumulation 401(k) Plan (Hete ($4,620), Turner ($4,620), Morgenfeld ($4,620), Manibusan ($4,620), Jessup ($3,567)) and the value attributable to benefits provided under the Company’s life insurance plan for employees (Hete ($2,729), Turner ($1,300), Morgenfeld ($1,458), Manibusan ($1,362), Jessup ($968)). In addition, the amount shown for Mr. Jessup includes $43,246 paid to him in compensation for taxes incurred under Internal Revenue Code Section 280(g) regulations.

Grants of Plan-Based Awards Table

The following table summarizes the grants of plan-based awards made to each of the named executive officers during the fiscal year ended December 31, 2006.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Hete	3/21/06	*				10,475	20,950	31,425		137,223
	3/21/06	**				10,475	20,950	31,425		138,899
	3/21/06								41,900	277,797
	N/A		23,988	479,750	623,675

Quint O. Turner	3/21/06	*				3,675	7,350	11,025		48,143
	3/21/06	**				3,675	7,350	11,025		48,731
	3/21/06								14,700	97,461
	N/A		9,121	182,415	228,019

Robert J. Morgenfeld	3/21/06	*				4,150	8,300	12,450		54,365
	3/21/06	**				4,150	8,300	12,450		55,029
	3/21/06								16,600	110,058
	N/A		10,247	204,938	256,173

Dennis A. Manibusan	3/21/06	*				3,825	7,650	11,475		50,108
	3/21/06	**				3,825	7,650	11,475		50,720
	3/21/06								15,300	101,439
	N/A		9,558	191,154	238,942

John A. Jessup	3/21/06	*				1,825	3,650	5,475		23,908
	3/21/06	**				1,825	3,650	5,475		24,200
	3/21/06								7,300	48,399
	N/A		6,799	101,989	135,985

(1)

The amounts shown reflect the threshold, target and maximum payment levels under the Company’s Executive Incentive Compensation Plan. The Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” There is no grant date for awards made under the Plan. The awards were made on February 23, 2007 and are disclosed above under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)

The amounts shown reflect the threshold, target and maximum number of shares of Company stock that can be awarded to each of the named executive officers with respect to the grant of stock performance units and return-on-equity units made under the Company’s 2005 Long-Term Incentive Compensation Plan. The Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The stock performance awards are identified with an “*” and the return-on-equity units are identified with an “**”.

(3)

The amounts shown reflect the number of shares of restricted stock that were awarded to each of the named executive officers under the Company’s 2005 Long-Term Incentive Compensation Plan. The Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(4)

The amounts shown are being reported in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in Note K to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2006.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph C. Hete	*31,600	218,988
	**25,725	178,274
	***17,150	118,850
	*41,900	290,367
	**31,425	217,775
	***20,950	145,184

Quint O. Turner	*11,000	76,230
	**9,000	62,370
	***6,000	41,580
	*14,700	101,871
	**11,025	76,403
	***7,350	50,936

Robert J. Morgenfeld	*12,500	86,625
	**10,125	70,166
	***6,750	46,778
	*16,600	115,038
	**12,450	86,279
	***8,300	57,519

Dennis A. Manibusan	*11,400	79,002
	**9,225	63,929
	***6,150	42,620
	*15,300	106,029
	**11,475	79,522
	***7,650	53,015

John A. Jessup	*5,500	38,115
	**4,425	30,665
	***2,950	20,444
	*7,300	50,589
	**5,475	37,942
	***3,650	25,295

(1)

The amounts shown reflect the number of performance-based stock units and restricted stock that were granted to each of the named executives under the ABX Air 2005 Long-Term Incentive Compensation Plan for fiscal years 2005 and 2006. The Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants made in fiscal years 2005 and 2006 will vest on December 31, 2007 and December 31, 2008, respectively. The various awards made under Plan are identified as follows: “*” restricted stock; “**” return-on-equity units; and “***” stock performance units.

(2)

The amounts in this column were calculated using a per share value of $6.93, the closing market price of our common stock on December 29, 2006, the last business day of the year. In addition, the amounts in this column assume that the stock performance units granted in 2005 and 2006 were paid out at the target level and the return-on-equity units granted in 2005 and 2006 were paid out at the maximum level, based on the Company’s performance under the respective awards as of December 31, 2006.

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Income Plan and the Supplemental Executive Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Joseph C. Hete	Retirement Income Plan	26.3	270,104
	Supplemental Executive Retirement Plan	15	1,023,635

Quint O. Turner	Retirement Income Plan	18.6	134,640
	Supplemental Executive Retirement Plan	5	—

Robert J. Morgenfeld	Retirement Income Plan	21.5	478,177
	Supplemental Executive Retirement Plan	15	856,654

Dennis A. Manibusan	Retirement Income Plan	13.8	300,133
	Supplemental Executive Retirement Plan	13	800,585

John A. Jessup	Retirement Income Plan	13.7	393,081
	Supplemental Executive Retirement Plan	7	589,312

(1)	The Retirement Income Plan and Supplemental Executive Retirement Plan are described in further detail above under the heading, “Retirement Plans.”
(2)

The valuation method and assumptions used to calculate the amounts shown are included in Note J to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(3)

Messrs. Manibusan, Morgenfeld and Jessup, who at year-end were ages 57, 58 and 61, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2006, their monthly annuities under the Retirement Income Plan would have been as follows: Morgenfeld ($3,588), Manibusan ($2,109) and Jessup ($3,117). Further, in the event they had retired at December 31, 2006, their monthly annuity under the Supplemental Executive Retirement Plan would have been as follows: Morgenfeld ($3,139), Manibusan ($1,676) and Jessup ($3,864). In the alternative, their lump sum payments under the SERP would have been as follows: Morgenfeld ($396,374), Manibusan ($214,532) and Jessup ($466,129). A description of early retirement eligibility and calculation of benefits is described above under the heading “Retirement Plans.”

Potential Payments Upon Termination or Change in Control

Payments Made Upon Termination

If the employment of an executive officer, including a named executive officer, is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him, other than what he has accrued and is vested in under the benefit plans discussed above in this proxy statement, including under the headings “Summary Compensation Table” and “Pension Benefits.”

Further, he will forfeit any unvested restricted stock or performance-based stock units discussed above.

Payments Made Upon Retirement

The Company’s executive officers, including the named executive officers, participate in the Company’s Retirement Income Plan and Supplemental Executive Retirement Plan. These plans are discussed above under the heading “Retirement Plans” and the present value of accumulated benefits payable to each of the named executive officers under these plans is described above under the heading “Pension Benefits Table.”

In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the executive. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive at the end of the performance period.

Payments Made Upon Disability

Under the terms of the Company’s short-term disability plan, an executive officer would be entitled to receive 50% of his annual base salary (up to a maximum of $1,000 per week) for a six-month period beginning fifteen days from the date he first became disabled. In the event an executive officer continued to be disabled for a period longer than six months, he would be entitled to participate under the Company’s long-term disability plan. Under the Company’s long-term disability plan, the executive would be entitled to receive 66 2/3% of his annual base salary (up to a maximum of $15,000 per month) during the period of disability. The payments would continue until the executive officer died, ceased to have a disability or reached his normal retirement age for purposes of receiving Social Security benefits. The definition of disability is the same as that used for the disability plans covering all full-time non-union employees. Namely, the executive must be unable to perform the material and substantial duties of his occupation. Further, after 24 months, the executive must be unable to perform the duties of any gainful occupation for which he is reasonably fitted by education, training or experience. The disability benefits would be reduced by any benefits payable under the Company’s pension plans, social security, workers compensation or via subrogation against a third party.

In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the executive. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive at the end of the performance period.

Payments Made Upon Death

In the event of the death of an executive officer, his beneficiaries would receive those amounts that have accrued and vested under the benefit plans discussed above in this proxy statement, including under the headings “Summary Compensation Table” and “Pension Benefits.” In addition, the executive officer’s beneficiaries would receive life insurance proceeds in the amount of 2 1/2 times his annual base salary, rounded up to the next $10,000, up to a maximum of $1.5 million. Further, in the event the cause of death was attributable to an accident, the beneficiaries would receive an additional 2 1/2 times the executive’s annual base salary, rounded up to the next $10,000, up to a maximum of $ 1.5 million over and above the life insurance benefit. Further, in the event the cause of death was attributable to an accident while traveling on Company business, the beneficiaries would receive an additional 2 times annual base salary, rounded up to the next $1,000, up to a maximum of $500,000 over and above the life insurance benefit and accidental death benefit.

In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the executive’s beneficiaries. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive’s beneficiaries at the end of the performance period.

Payments Upon Change In Control

We have entered into change-in-control agreements with all of our executive officers, including our named executive officers. The agreements provide that, in the event of a change in control of the Company, the executive will have the right to remain employed, at not less than his respective rate of compensation in effect as of the date of the change in control, for at least four years thereafter.

A change in control is generally defined as (i) the direct or indirect acquisition by any person of a controlling ownership interest in or voting power over the Company, (ii) the ability to exercise a controlling influence over the management or policies of the Company, (iii) the liquidation of the Company or the sale of substantially all of the Company’s assets, or (iv) the merger, consolidation or reorganization of the Company with or involving another company.

The agreements generally provide that, if an executive is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful or gross misconduct) within four years after a change in control, the Company must pay the executive, in addition to all accrued compensation, the equivalent of two years’ (three years’ in the case of the President and Chief Executive Officer) salary, bonus and other benefits. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

In the event of a change in control, the restrictions on any shares of restricted stock will lapse and the stock will be distributed. In addition, the performance objectives imposed on any performance-based stock units will be deemed to have been met at the threshold level or any higher level actually achieved as of the date of the change in control (“Accelerated Units”) and the officer will receive cash or stock (depending on the nature of the change in control) as if the performance period ended on the date of the change in control. The amount awarded with respect to performance-based stock units will be determined by multiplying the Accelerated Units by the number of whole months between the beginning of the performance period and the date of the change in control divided by the number of whole months in the performance period.

Potential Payments Upon Termination or Change in Control Table

The table below shows potential payments to the named executive officers upon retirement, disability, death or termination upon a change in control of the Company. The amounts shown assume that termination was effective as of December 31, 2006 and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executive during 2006 and any applicable pension amounts payable to the executive officers described above under the headings “Pension Benefits” and “Pension Benefits Table.” The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or Good Reason After a Change in Control ($)
Joseph C. Hete	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,200,000	—
	Restricted Stock(3)	—	509,355	509,355	509,355
	Performance-Based Stock Units(4)	—	259,743	259,743	252,468
	Severance Pay(5)	—	—	—	3,099,493
	Health Care Continuation Coverage(6)	—	—	—	58,495
	Excise Tax Gross Up Payment(7)	—	—	—	86,022

Quint O. Turner	Long-Term Disability Payments(1)	—	155,544	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	590,000	—
	Restricted Stock(3)	—	178,101	178,101	178,101
	Performance-Based Stock Units(4)	—	90,970	90,970	88,425
	Severance Pay(5)	—	—	—	881,347
	Health Care Continuation Coverage(6)	—	—	—	58,495
	Excise Tax Gross Up Payment(7)	—	—	—	—

Robert J. Morgenfeld	Long-Term Disability Payments(1)	—	172,680	—	—
	Life and Accidental Death Insurance Proceeds(2)	—		650,000	—
	Restricted Stock(3)	201,663	201,663	201,663	201,663
	Performance-Based Stock Units(4)	102,490	102,490	102,490	99,627
	Severance Pay(5)	—	—	—	1,328,413
	Health Care Continuation Coverage(6)	—	—	—	18,718
	Excise Tax Gross Up Payment(7)	—	—	—	—

Dennis A. Manibusan	Long-Term Disability Payments(1)	—	163,344	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	620,000	—
	Restricted Stock(3)	185,031	185,031	185,031	185,031
	Performance-Based Stock Units(4)	93,798	93,798	93,798	91,189
	Severance Pay(5)	—	—	—	1,279,421
	Health Care Continuation Coverage(6)	—	—	—	58,495
	Excise Tax Gross Up Payment(7)				—

John A. Jessup	Long-Term Disability Payments(1)	—	114,672	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	430,000	—
	Restricted Stock(3)	88,704	88,704	88,704	88,704
	Performance-Based Stock Units(4)	44,899	44,899	44,899	43,648
	Severance Pay(5)	—	—	—	725,985
	Health Care Continuation Coverage(6)	—	—	—	39,145
	Excise Tax Gross Up Payment(7)	—	—	—	—

(1)

This amount represents the value of long-term disability payments for one year. However, the executive officer would receive short-term disability benefits for the first six months of any disability, which would constitute 50% of his base salary (up to a maximum of $1,000 per week).

(2)

This amount assumes the cause of death was not attributable to an accident. The following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident: Hete ($2,400,000), Turner ($1,180,000), Morgenfeld ($1,300,000), Manibusan ($1,240,000) and Jessup ($860,000). Further, the following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident while traveling on business: Hete ($2,900,000), Turner ($1,646,000), Morgenfeld ($1,800,000), Manibusan ($1,730,000) and Jessup ($1,204,000).

(3)

The amounts in this column were calculated using a per share value of $6.93, the closing market price of our common stock on December 31, 2006, the last business day of the year. Messrs. Hete and Turner were not eligible for early retirement as of December 31, 2006.

(4)

The amounts in this column were calculated using a per share value of $6.93, the closing market price of our common stock on December 29, 2006, the last business day of the year. In addition, the stock performance units were valued at the target amount and the return-on-equity units were valued at the maximum amount for the performance-based stock units awarded in 2005 and 2006. Messrs. Hete and Turner were not eligible for early retirement as of December 31, 2006.

(5)

This amount constitutes the equivalent of two years’ (three years’ in the case of the President and Chief Executive Officer) salary and bonus as well as the cash value of the retirement benefits that the executive would have received under the Retirement Income Plan and Supplemental Executive Retirement Plan.

(6)

This amount reflects the value of COBRA continuation coverage for the 4-year term of the change-in-control agreement and is merely intended as an estimate. Under the change-in-control agreement, the Company will pay the executive officer’s health insurance premiums, provided that the executive has elected COBRA continuation coverage, for the remaining term of the agreement, and at the end of such continuation coverage period shall at its option either arrange for the executive to receive health benefits substantially similar to those which the executive was receiving immediately prior to the termination of the coverage period or pay to the executive an amount equal to the premiums the Company would pay on the executive’s behalf for participation in such health plan or plans for the remaining term of the agreement prior to the executive’s normal retirement date.

(7)

The standard calculations as specified under the Internal Revenue Code Section 280(g) regulations were applied to the various benefits the executive officer would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross-up payments would be required under the terms of the change-in-control agreement.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between the members of the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. None of the members of the Compensation Committee are officers or employees, or former officers or employees, of the Company or any of its subsidiaries.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information as to the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company, by the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of the Company (the “named executive officers”) at March 15, 2007 and by all directors and executive officers as a group:

Name	Common Stock of the Company Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Directors(3)
James E. Bushman	16,500	*
James H. Carey	18,913	*
John D. Geary	6,000	*
Randy D. Rademacher	0	*
Frederick R. Reed	6,000	*
Jeffrey J. Vorholt	10,000	*

Named Executive Officers(4)
Joseph C. Hete, President and Chief Executive Officer(5)	247,425	*
Quint O. Turner, Chief Financial Officer	51,065	*
Dennis A. Manibusan, Senior Vice President, Maintenance & Engineering	72,002	*
Robert J. Morgenfeld, Senior Vice President, Flight Operations	76,731	*
John A. Jessup, Vice President, Materials Management & Contracts	26,000	*
All Directors and Executive Officers as a Group (17 Persons)	698,264	1.2%

*	Less than 1% of common stock outstanding.
(1)	Except as otherwise noted, none of the individuals shares with another person either voting or investment power as to the shares reported.
(2)	Based on 58,683,500 shares outstanding (which includes 413,100 shares of restricted stock).
(3)

The stock ownership information for the directors does not include restricted stock units held by the following directors in the following amounts: Messrs. Bushman (18,400), Carey (18,400), Geary (18,400), Rademacher (6,000), Reed (6,000) and Vorholt (18,400).

(4)

These amounts include the restricted shares held by Messrs. Hete (109,000), Turner (38,100), Manibusan (39,700), Morgenfeld (43,200) and Jessup (19,000), and all directors and executive officers as a group (413,100), as to which the holder has sole voting and investment power.

(5)	Mr. Hete also serves as a director.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, an independent registered public accounting firm, examined the financial statements of the Company for 2006, and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2007. The Board is asking the stockholders to ratify the Audit Committee’s selection.

A representative of Deloitte & Touche LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Fees of the Independent Registered Public Accounting Firm

The aggregate fees billed to the Company for professional services by Deloitte & Touche LLP in calendar years 2006 and 2005 are as follows:

	Year Ended December 31
	2006	2005
Audit Fees	$705,468	$581,362
Audit-Related Fees	—	—
Tax Fees	9,665	2,365
All Other Fees	—	—

Total	$715,133	$583,727

Audit Fees

These are the aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, the effectiveness of the Company’s internal controls as of December 31, 2006 and December 31, 2005, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Tax Fees

These are the aggregate fees billed for tax services for the fiscal years ended December 31, 2006 and December 31, 2005, and relate to research and tax-related consultation. All of the tax fees were pre-approved by the Audit Committee.

Pre-Approval Policy

All audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The charter of the Audit Committee provides for pre-approval of all audit and non-audit services performed by the Company’s independent registered public accounting firm. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The charter of the Audit Committee authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to non-audit services, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting.

PROPOSAL 3

STOCKHOLDER PROPOSAL

This proposal has been submitted by the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of the Company accepts no responsibility, are set forth below.

RESOLVED: That the shareholders of ABX Air, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and,

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

SUPPORTING STATEMENT: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. According to the Corporate Library, a leading independent source for investors on corporate governance and executive pay issues, our CEO Joseph Hete’s compensation exceeds the median for a company of our size by over 20 percent and is insufficiently performance related. Indeed, our Company’s performance recently faltered with net income of $6.6 million, down 10.8% from net income of $7.4 million in the year-ago third quarter, on a 24% drop in revenues to $281.3 million.

We believe common compensation practices contribute to this type of excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of super-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We feel strongly that our Company should assume a leadership role on this critical corporate governance issue and adopt pay-for-superior-performance principles in our Plan. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles helps moderate excessive executive compensation and creates competitive compensation incentives that focus senior executives on building sustainable long-term value.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

STOCKHOLDERS VOTE AGAINST PROPOSAL 3

The Compensation Committee of the Board of Directors has reviewed the proposal of the Teamsters and recommends that you vote against it for the reasons outlined below:

Short-Term Incentive Compensation

The Teamsters recommend that the annual incentive component of the Company’s executive compensation program be based on financial performance criteria that are benchmarked against a peer group of companies, and that bonuses be awarded if the Company’s performance exceeds the performance of the peer group. The Compensation Committee believes that the Company’s current annual incentive plan better serves the interests of the Company and its stockholders than the plan proposed by the Teamsters because it ties incentive compensation directly to Company performance.

The Company’s executive incentive compensation plan is based on the Company’s unique business model and the costs incurred under the plan are reimbursed by DHL. The Company currently receives 96% of its revenues from DHL Express (USA), Inc., pursuant to an ACMI Service Agreement and Hub and Line-Haul Services Agreement. A majority of the costs incurred by the Company in performing services for DHL under both of these agreements are marked-up by a fixed percentage and recorded in revenues. However, the Company can significantly increase this base mark-up by achieving cost and service goals specified in the Agreements. In fact, in 2006, the incremental mark-up (i.e., the mark-up above the base mark-up) from achieving these cost and service goals contributed approximately 29% of the Company’s pre-tax earnings. Further, the 2006 incremental markup revenues under the Company’s commercial agreements with DHL increased by 35% as compared to the 2005 result.

Due to the Company’s current reliance on DHL for the overwhelming majority of its revenues, the Compensation Committee believes that, at this time, it is in the Company’s best interest to maintain a strong link between executive compensation and the Company’s performance under its commercial agreements with DHL. That performance is currently the key driver of stockholder value. For that reason, the Compensation Committee believes that bonus opportunities should be primarily based on the achievement of incremental markup under the Company’s agreements with DHL. The current plan achieves this goal: an executive’s potential bonus is determined in accordance with an objective formula that is based on the position held by the executive and the percent of incremental markup achieved. Further, 25% of the incentive compensation that an executive would otherwise achieve under the bonus plan is tied to the accomplishment of individual goals specific to the executive.

Long-Term Incentive Compensation

The Teamsters also recommend that the Company’s long-term incentive plan be based on defined financial performance criteria that are benchmarked against a disclosed peer group of companies, and that awards be given only when the Company’s performance exceeds the performance of that peer performance. In fact, the Company’s long-term incentive plan does include awards that are based on the Company’s relative financial performance as compared to that of its peers.

Under its stockholder-approved long-term incentive compensation plan, the Compensation Committee makes annual awards consisting of performance-based stock units and restricted shares. The value of each component of an award is approximately the same. When the performance-based units mature three years after grant, their value to the executive depends on two factors: (i) the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period, and (ii) how the Company’s average return on equity during the performance period compares to the levels specified under the award agreements. These performance units are precisely what the Teamsters call for in their proposal. In addition to the performance units, the Committee makes annual awards of restricted stock, which vest if the executive remains with the Company for three years. While these restricted shares are not directly tied to Company financial performance, they serve the important goals of creating an incentive for the executive to remain with the Company and to allow the executives to build an equity stake in the Company. Restricted stock awards give executives the incentive to achieve strong financial performance, which is likely to be reflected in higher market value for those shares.

Additional Considerations

In support of its proposal, the Teamsters make a number of claims and criticisms of the Company’s executive compensation program that the Compensation Committee believes are not supported by the facts.

The compensation of our Chief Executive Officer is not excessive based on independent surveys of the compensation paid to chief executive officers of our peer companies. Our Compensation Committee periodically retains a national executive compensation consulting firm to prepare a compensation analysis for use in establishing competitive compensation levels for the Company’s executives. Based on surveys conducted in 2005 and 2007, the targeted total compensation paid to our chief executive officer is at the median for our peer companies. In fairness, the Teamsters, when making their assertion, may have included in our chief executive’s compensation three change-in-control payments in the amount of $627,787 that were paid in each of 2004, 2005 and 2006 as a result of the Company’s separation from Airborne, Inc. These special payments, which were reimbursed by DHL, do not constitute part of the Company’s regular compensation program and did not reduce pre-tax earnings.

Further, in an effort to make the case that our executive compensation is not sufficiently performance-based, the Teamsters state that our financial performance faltered in the third quarter of 2006. We believe that statement is misleading. First, the decline in third quarter results was primary driven by DHL’s decision to assume the management of its line-haul trucking operations in May 2006 and an impairment charge associated with aircraft released from service for DHL in August 2006. Second, the Teamsters did not point out that Company’s performance in the fourth quarter and for the year-ending 2006 was strong, with pre-tax earnings for the fourth quarter increasing 64% over the same quarter in 2005 and pre-tax earnings for 2006 increasing 19% over 2005. The Compensation Committee was very pleased with the Company’s financial performance in 2006 and believes that our executive’s compensation for 2006 was appropriate in light of the Company’s strong financial performance.

Conclusion

The Compensation Committee believes that its executive compensation program is consistent with the interests of the Company and its stockholders. The current program provides a more direct tie to Company financial performance than does the program suggested by the Teamsters. The compensation of the Company’s executives is not excessive when compared to the compensation paid to executives of the Company’s competitors and other similarly sized companies.

We urge our stockholders to vote AGAINST the Teamsters proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

STOCKHOLDERS VOTE AGAINST PROPOSAL 3

PROPOSAL 4

STOCKHOLDER PROPOSAL

This proposal has been submitted by W. Richard Ziebarth, 242 Hopewell Court, Powell, Ohio 43605-9371. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors of the Company accepts no responsibility, are set forth below.

Supplemental Executive Retirement Plan Policy Proposal

Resolution: That the shareholders of ABX Air, Inc. (“Company”) hereby urge that the Board of Director’s executive compensation committee establish a policy limiting the benefits provided under the Company’s supplemental executive retirement plan (“SERP Policy”). The SERP Policy should provide for the following: (1) a limitation of covered compensation to a senior executive’s annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan’s definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

Supporting Statement: For shareholders, one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive retirement plans (“SERPs”). This proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan.

Our Company has established a SERP called the “Supplemental Executive Retirement Plan,” which is a complement to its tax-qualified plan. Our SERP plan provides chief executive officer (“CEO”) Joseph Hete and other senior executives retirement benefits far greater than those permitted under the Company’s tax-qualified pension plan. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits.

At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant’s retirement benefit under a tax-qualified pension plan. Our Company’s SERP establishes a higher compensation level on which to calculate senior executives’ pension benefits by including the executive’s full salary and annual bonus in the compensation figure. The Company’s 2006 proxy statement indicates that the combined salary and annual bonus figure was $714,351 for the CEO, approximately 3.25 times the $220,000 compensation limit in the Company’s tax-qualified pension plan. Shareholders will be footing the bill for these higher payments as well as the higher tax burden with no additional value added to the company.

I believe that the inclusion of an executive’s annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive’s annual salary. No variable incentive pay should be included in a senior executive’s pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

This proposal’s limitation to consider only the executive’s salary in determining senior executives’ retirement benefits is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits.

I, therefore, urge your support FOR this important executive compensation reform.

BOARD OF DIRECTORS RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

STOCKHOLDERS VOTE AGAINST PROPOSAL 4

The Compensation Committee of the Board of Directors recommends a vote against the stockholder proposal set out above for the reasons described below.

The Compensation Committee does not believe that this proposal would be in the best interest of the Company or its stockholders because it would make it more difficult for the Company to attract and retain talented leaders. The proposal would limit the benefits provided under the Company’s Supplemental Executive Retirement Plan (the “SERP”) by excluding incentive compensation in the calculation of plan benefits. The Compensation Committee is concerned that the Company would be placed at a competitive disadvantage in attracting and retaining talented leaders if it had to implement the stockholder proposal. Retirement benefits are a critical component of an executive’s compensation and an important factor in an executive’s decision to accept or reject an offer of employment. The Company has been advised by its executive benefits consulting firm that it is common practice for similarly situated companies to include performance-based annual bonuses in calculating executive retirement benefits. The Company follows this standard practice in all of its retirement programs with its employees. In other words, executives who participate in the SERP are not treated any differently with respect to their incentive compensation than employees in other retirement plans. For example, the retirement benefits provided to the Company’s flight crewmembers provide benefits associated with incentive pay above the flight crewmembers’ annual base salary. In addition, the Company maintains a Crewmember Benefit Protection Plan for flight crewmembers which provides retirement benefits beyond the statutory income limit of $220,000. It should be noted that Mr. Ziebarth is employed by the Company as a flight crewmember and is eligible to receive retirement benefits associated with compensation in excess of his annual base salary and above the statutory limit.

Further, since a significantly higher percentage of executive compensation is dependent on the Company’s annual performance in comparison to that of other employees, there would be a disproportional impact on executives in the event annual bonuses were to be excluded from retirement benefit calculations. While the Company could increase other forms of executive compensation, including base salaries (which under the proposal would be included in calculating retirement benefits), this would result in decreasing the performance-based incentives provided under our Executive Incentive Compensation Plan.

Mr. Ziebarth incorrectly states that the Company’s stockholders are “footing the bill” for the costs incurred under the SERP. However, these costs are in fact reimbursed by DHL under the terms of our commercial agreements with them.

Our Compensation Committee strives to ensure that the overall compensation paid to the Company’s senior executives is competitive with that of similarly situated companies. To measure the competitiveness of such compensation, the Compensation Committee periodically seeks advice from a national executive compensation consulting firm. Whether or not the stockholder proposal is approved by our stockholders, the Compensation Committee intends to engage a consulting firm in 2007 to review the SERP, which is based on the same terms and conditions as the supplemental executive retirement plan the Company had in place while it was a subsidiary of Airborne, Inc., and to make recommendations to the Committee with respect to whether the plan is market-competitive and to recommend any modifications it believes would be advisable. The Compensation Committee believes this approach better serves the Company and its stockholders than the adoption of the proponent’s proposal. Therefore, we urge our stockholders to vote AGAINST the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE

STOCKHOLDERS VOTE AGAINST PROPOSAL 4

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company’s officers and directors regarding their compliance with the filing requirements, the Company believes that, in 2006, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, if you wish to include a proposal in the Company’s proxy statement for the 2008 annual meeting, it must be received by the Secretary of the Company at ABX Air, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, no later than January 10, 2008.

Under the Company’s Bylaws, proposals of stockholders intended to be presented at the 2008 annual stockholders’ meeting must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting (May 9, 2007); provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any proposals received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

ANNUAL REPORT ON FORM 10-K

If any person who was a beneficial owner of common stock of the Company on the record date for the 2007 Annual Stockholders’ Meeting desires additional copies of the Company’s Report on Form 10-K, such copies will be furnished without charge upon request by writing or calling:

ABX Air, Inc.

145 Hunter Drive

Wilmington, Ohio 45177

Attn: Patricia A. Wallace

Executive Assistant

Telephone: (937) 382-5591, Ext. 62296

We also make available free of charge the Company’s Report on Form 10-K through our Internet website at http://www.abxair.com.

OTHER MATTERS

Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of stockholders regarding reports of officers.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ W. Joseph Payne
W. JOSEPH PAYNE
Secretary

April 9, 2007
Wilmington, Ohio

ABX AIRTM

145 HUNTER DRIVE

WILMINGTON, OH 45177

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

5370

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 8, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ABX Air, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 8, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ABX Air, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

NAME

0000 0000 0000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ABXAR1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ABX AIR, INC.

The Board of Directors recommends a vote FOR all Nominees for Director.

Vote On Directors

1. Election of Directors

Nominees:

01) James E. Bushman

02) Randy D. Rademacher

03) Frederick R. Reed

02 0000000000

For Withhold For All

All All Except

282067188431

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Signature [PLEASE SIGN WITHIN BOX]

P44311

Date Signature (Joint Owners)

Date

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

ABX

AIR

INC

COMMON

123,456,789,012.12345

Vote On Proposals

The Board recommends a vote FOR For Against Abstain The Board recommends a vote AGAINST For Against Abstain

Proposal 2. Proposal 4.

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent 4. Stockholder proposal to limit the benefits provided under the Company’s Supplemental registered public acounting firm for 2007. Executive Retirement Plan.

The Board recommends a vote AGAINST Proposal 3.

3. Stockholder proposal to establish a pay-for-superior-performance standard in the Company’s executive compensation plans.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting. Yes No If acting as an attorney, executor, trustee or in another representative capacity, please sign name and indicate title.

123,456,789,012

00080S10170

ABX AIR, INC.

145 Hunter Drive, Wilmington, Ohio 45177

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 9, 2007

The stockholder(s) hereby appoint(s) James H. Carey and Jeffrey J. Vorholt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of ABX Air, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am., local time, on May 9, 2007, at the Roberts Convention Centre, 188 Roberts Road, Wilmington, Ohio, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE